Exhibit 99.1

Wynn Resorts, Limited Reports Second Quarter Results

LAS VEGAS, July 30, 2009 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the quarter ended June 30, 2009.

Net revenues for the second quarter of 2009 were $723.3 million, compared to $825.2 million in the second quarter of 2008.

Consolidated adjusted property EBITDA (1) decreased 18.7% to $192.7 million for the second quarter of 2009, compared to $237.0 million in the second quarter of 2008.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $25.5 million, or $0.21 per diluted share, compared to net income of $272.0 million, or $2.42 per diluted share in 2008.  Adjusted net income in the second quarter of 2009 was $11.5 million, or $0.09 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $124.3 million, or $1.11 per diluted share in the second quarter of 2008.

Las Vegas Second Quarter Results

Our results of operations for the periods presented are not comparable as the three months ended June 30, 2009 includes Encore at Wynn Las Vegas, which opened on December 22, 2008. The prior year quarter includes only Wynn Las Vegas.

For the quarter ended June 30, 2009, our Las Vegas operations generated adjusted property EBITDA of $75.5 million, with a 24.1% EBITDA margin on net revenue, compared to $81.8 million in the second quarter of 2008. The EBITDA decline was primarily driven by higher operating expenses associated with the opening of Encore.

Net casino revenues in the second quarter of 2009 were $124.3 million, compared to $120.7 million for the second quarter of 2008. Table games drop was $494.8 million, with win per table per day (before discounts) of $5,007, compared to drop of $493.6 million and win per table per day of $7,742 in the second quarter of 2008. Table games win percentage of 20.7% was slightly below the property’s expected range of 21% to 24%. Slot machine handle of $836.8 million was 1.8% below the comparable period of 2008 and win per unit per day was $155, compared to a win per unit per day of $232 in the second quarter of 2008. The reduction in win per table and win per unit is due primarily to the addition of 82 tables and 812 slot machines with the opening of Encore.

Gross non-casino revenues for the quarter were $231.9 million, a 9.4% increase from the second quarter of 2008, driven primarily by higher hotel and food and beverage revenues resulting from the opening of Encore. Hotel revenues were up 12.9% to $81.5 million during the quarter, versus $72.1 million in the second quarter of 2008 due to the addition of 2,034 suites at Encore. Our Las Vegas operations achieved an Average Daily Rate (ADR) of $218 for the quarter, compared to $302 in the 2008 quarter. Our occupancy was 86.6%, compared to 96.5% during the prior year period, generating revenue per available room (REVPAR) of $188 in the 2009 period (35.4% below the second quarter of 2008 of $292).

Food and beverage revenues increased 18.6% to $99.9 million in the quarter as a result of the additional 12 food and beverage outlets located in the Encore expansion. Retail revenues were $22.1 million in the quarter, flat with last year’s levels. Entertainment revenues decreased $6.6 million (34.9%) from the second quarter of 2008.

Macau Second Quarter Results

In the second quarter of 2009, net revenues were $410.4 million compared to $529.9 million in the second quarter of 2008. Wynn Macau generated adjusted property EBITDA of $117.2 million, compared to $155.2 million in the second quarter of 2008.

Table games turnover in the VIP segment was $12.6 billion for the period, compared to $16.3 billion for the second quarter of 2008. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the second quarter of 2009 was 2.7%, at the lower end of the expected range of 2.7% to 3.0% and below the 3.0% experienced in the 2008 quarter.

Table games drop in the mass market category was approximately $481 million during the period, a 23.3% decrease from $626.9 million in the second quarter of 2008.  Mass market table games win percentage (calculated before discounts) of

21.5% was above our expected range of 18% to 20% and higher than the 18.9% experienced in the second quarter of 2008.

Slot machine win increased 3.2% compared to the second quarter of 2008 and win per unit per day was $383, 6.6% higher than in the second quarter of 2008.

Wynn Macau achieved an Average Daily Rate (ADR) of $263 for the second quarter of 2009, compared to $277 in the 2008 quarter. The property’s occupancy was 86.7%, compared to 87.9% during the prior year period, generating revenue per available room (REVPAR) of $228 in the 2009 period, 6.6% below 2008 levels of $244.

Encore at Wynn Macau

Construction continues on a further expansion of Wynn Macau. Encore at Wynn Macau is expected to open in the first half of 2010, adding a fully-integrated resort hotel to Wynn Macau with approximately 400 luxury suites and four villas, along with additional gaming spaces, food and beverage and retail amenities. The current project budget is approximately $650 million.

As of June 30, 2009, we have incurred $309.5 million associated with the construction of Encore at Wynn Macau.

Other Factors Affecting Earnings

Interest expense, net of $2.3 million in capitalized interest, was $53.7 million for the second quarter of 2009. Depreciation and amortization expenses were $102.7 million. Corporate expense and other was $13.1 million in the second quarter, including $6.4 million in stock based compensation. Property charges and other were a credit of $5.9 million primarily related to the refund of an aircraft purchase deposit.

Balance Sheet and Capital Expenditures

Our total cash balances on June 30, 2009 were $1.1 billion. Total debt outstanding at the end of the quarter was $4.1 billion, including approximately $2.6 billion of Wynn Las Vegas debt and $1.5 billion of Wynn Macau debt.

Capital expenditures during the second quarter of 2009 of approximately $125 million included the payment of certain construction payables and retention associated with Encore at Wynn Las Vegas and ongoing construction of Encore at Wynn Macau.

During the quarter, we repaid the remaining $375 million under the Wynn Resorts Term Loan Facility at a discounted price of 97.25% and recognized an $8.8 million gain on early retirement of debt.  We also purchased $26.5 million face amount of the Wynn Las Vegas 6 5/8% First Mortgage Notes due 2014 at a discount.  This transaction resulted in a gain on early extinguishment of debt of $3.1 million.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, July 30th, 2009 at 9:00 a.m. PT (12:00 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income (loss) from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income to adjusted net income, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income.

(2) Adjusted net income (loss) is net income (loss) before pre-opening costs, property charges and other non-cash non-operating income and expenses.  Adjusted net income (loss) and adjusted net income (loss) per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) and adjusted net income (loss) per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues:
Casino	$508,345	$623,637	$1,049,999	$1,215,408
Rooms	95,185	86,811	193,591	172,073
Food and beverage	111,550	96,955	221,141	188,020
Entertainment, retail and other	69,472	72,958	132,604	141,112
Gross revenues	784,552	880,361	1,597,335	1,716,613
Less: promotional allowances	(61,296)	(55,204)	(134,124)	(112,750)
Net revenues	723,256	825,157	1,463,211	1,603,863

Operating costs and expenses:
Casino	327,298	399,947	703,803	788,325
Rooms	25,099	20,412	50,055	40,743
Food and beverage	64,171	55,125	124,159	106,796
Entertainment, retail and other	40,017	43,257	76,034	87,874
General and administrative	83,105	84,973	176,598	164,235
Provision for doubtful accounts	3,935	1,194	7,829	12,716
Pre-opening costs	40	6,821	40	12,144
Depreciation and amortization	102,731	63,961	204,199	126,693
Property charges and other	(5,938)	5,298	10,547	29,565
Total operating costs and expenses	640,458	680,988	1,353,264	1,369,091

Operating income	82,798	144,169	109,947	234,772

Other income (expense):
Interest income	524	5,495	838	17,384
Interest expense, net of capitalized interest	(53,689)	(40,982)	(110,721)	(86,250)
Increase in swap fair value	3,261	23,919	4,356	8,707
Gain on extinguishment of debt	11,878	-	22,513	-
Equity in income (loss) from unconsolidated affiliates	(33)	163	(38)	971
Other	287	926	211	111
Other income (expense), net	(37,772)	(10,479)	(82,841)	(59,077)

Income before income taxes	45,026	133,690	27,106	175,695

Benefit (provision) for income taxes	(19,547)	138,280	(35,441)	143,152

Net income (loss)	$25,479	$271,970	$(8,335)	$318,847

Basic and diluted income (loss) per common share:
Net income (loss):
Basic	$0.21	$2.45	$(0.07)	$2.85
Diluted	$0.21	$2.42	$(0.07)	$2.82
Weighted average common shares outstanding:
Basic	122,161	111,128	117,391	111,770
Diluted	122,386	112,365	117,391	112,986

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS)
TO ADJUSTED NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income (loss)	$25,479	$271,970	$(8,335)	$318,847
Pre-opening costs	40	6,821	40	12,144
Gain on extinguishment of debt	(11,878)	-	(22,513)	-
Increase in swap fair value	(3,261)	(23,919)	(4,356)	(8,707)
Property charges and other	(5,938)	5,298	10,547	29,565
Adjustment for income taxes	7,047	4,763	6,050	(8,562)
Recognition of foreign tax credit	-	(140,655)	-	(140,655)
Adjusted net income (loss) (2)	$11,489	$124,278	$(18,567)	$202,632

Adjusted net income (loss) per diluted share	$0.09	$1.11	$(0.16)	$1.79

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended June 30, 2009
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income (loss)	$(8,346)	$73,660	$17,484	$82,798

Pre-opening costs	-	40	-	40
Depreciation and amortization	78,425	23,462	844	102,731
Property charges and other	(6,646)	703	5	(5,938)
Corporate expense, management fees, royalties and other	9,865	18,077	(21,226)	6,716
Stock-based compensation	2,386	1,231	2,748	6,365
Equity in income/(loss) from unconsolidated affiliates	(178)	-	145	(33)

Adjusted Property EBITDA (1)	$75,506	$117,173	$-	$192,679

	Three Months Ended June 30, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income	$20,343	$102,943	$20,883	$144,169

Pre-opening costs	6,832	-	(11)	6,821
Depreciation and amortization	40,794	22,339	828	63,961
Property charges and other	566	4,732	-	5,298
Corporate expense, management fees, royalties and other	10,892	24,266	(23,724)	11,434
Stock-based compensation	2,412	907	1,817	5,136
Equity in income/(loss) from unconsolidated affiliates	(44)	-	207	163

Adjusted Property EBITDA (1)	$81,795	$155,187	$-	$236,982

	Three Months Ended
	June 30,
	2009	2008
Adjusted Property EBITDA (1)	$192,679	$236,982

Pre-opening costs	(40)	(6,821)
Depreciation and amortization	(102,731)	(63,961)
Property charges and other	5,938	(5,298)
Corporate expenses and other	(6,716)	(11,434)
Stock-based compensation	(6,365)	(5,136)
Interest income	524	5,495
Interest expense, net of capitalized interest	(53,689)	(40,982)
Increase in swap fair value	3,261	23,919
Gain on extinguishment of debt	11,878	-
Other	287	926
Benefit (provision) for income taxes	(19,547)	138,280

Net income	$25,479	$271,970

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Six Months Ended June 30, 2009
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income (loss)	$(66,730)	$142,394	$34,283	$109,947

Pre-opening costs	-	40	-	40
Depreciation and amortization	155,869	46,833	1,497	204,199
Property charges and other	7,294	1,748	1,505	10,547
Corporate expense, management fees, royalties and other	18,789	38,342	(42,447)	14,684
Stock-based compensation	4,564	2,459	4,771	11,794
Equity in income/(loss) from unconsolidated affiliates	(429)	-	391	(38)

Adjusted Property EBITDA (1)	$119,357	$231,816	$-	$351,173

	Six Months Ended June 30, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income	$11,470	$183,271	$40,031	$234,772

Pre-opening costs	12,143	1	-	12,144
Depreciation and amortization	80,274	44,951	1,468	126,693
Property charges and other	21,079	8,380	106	29,565
Corporate expense, management fees, royalties and other	20,651	46,523	(45,058)	22,116
Stock-based compensation	4,379	1,456	2,719	8,554
Equity in income/(loss) from unconsolidated affiliates	237	-	734	971

Adjusted Property EBITDA (1)	$150,233	$284,582	$-	$434,815

	Six Months Ended
	June 30,
	2009	2008
Adjusted Property EBITDA (1)	$351,173	$434,815

Pre-opening costs	(40)	(12,144)
Depreciation and amortization	(204,199)	(126,693)
Property charges and other	(10,547)	(29,565)
Corporate expenses and other	(14,684)	(22,116)
Stock-based compensation	(11,794)	(8,554)
Interest income	838	17,384
Interest expense, net of capitalized interest	(110,721)	(86,250)
Increase in swap fair value	4,356	8,707
Gain on extinguishment of debt	22,513	-
Other	211	111
Benefit (provision) for income taxes	(35,441)	143,152

Net income (loss)	$(8,335)	$318,847

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Room Statistics for Las Vegas operations5:
Occupancy %	86.6%	96.5%	88.0%	96.2%
Average Daily Rate (ADR)1	$218	$302	$220	$300
Revenue per available room (REVPAR)2	$188	$292	$194	$289

Other information for Las Vegas operations5:
Table games win per unit per day3	$5,007	$7,742	$4,702	$8,175
Table Win %	20.7%	20.4%	19.2%	20.2%
Slot machine win per unit per day4	$155	$232	$167	$230
Average number of table games	225	143	229	139
Average number of slot machines	2,780	1,968	2,781	1,947

Room Statistics for Macau:
Occupancy %	86.7%	87.9%	85.0%	88.2%
Average Daily Rate (ADR)1	$263	$277	$265	$277
Revenue per available room (REVPAR)2	$228	$244	$225	$244

Other information for Macau:
Table games win per unit per day3	$13,178	$17,289	$13,957	$16,740
Slot machine win per unit per day4	$383	$359	$412	$335
Average number of table games	367	381	368	382
Average number of slot machines	1,217	1,258	1,233	1,250

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is net of participation fees and progressive accruals.

(5) Wynn Las Vegas, including Encore for 2009.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com